Exhibit 99.1

CARRIZO OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	December 31, 2011
	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except per share amounts)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$28,112	$140,000	(1)	$168,112
Accounts receivable, net	54,778	—		54,778
Other current assets	37,507	—		37,507

Total current assets	120,397	140,000		260,397

TOTAL PROPERTY AND EQUIPMENT, NET	1,310,514	(187,000	)(2)	1,123,514
DEFERRED INCOME TAXES	59,755	(11,682	)(3)	48,073
OTHER ASSETS	37,014	—		37,014

TOTAL ASSETS	$1,527,680	$(58,682)		$1,468,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$206,972	$—		$206,972
Other current liabilities	64,348	—		64,348

Total current liabilities	271,320	—		271,320

LONG-TERM DEBT, NET OF DEBT DISCOUNT	729,300	(47,000	)(1)	682,300
ASSET RETIREMENT OBLIGATIONS	11,242	(805	)(4)	10,437
OTHER LIABILITIES	5,963	—		5,963
COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY	509,855	(10,877)		498,978

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,527,680	$(58,682)		$1,468,998

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

CARRIZO OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2011
	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except per share amounts)
OIL AND GAS REVENUES	$202,167	$(42,401	)(1)	$159,766
COSTS AND EXPENSES
Lease operating	28,314	(8,198	)(1)	20,116
Production tax	5,697	(960	)(1)	4,737
Ad valorem tax	3,625	(947	)(1)	2,678
Depreciation, depletion and amortization	84,606	(21,345	)(2)	63,261
General and administrative	41,781	—		41,781
Accretion expense related to asset retirement obligations	311	(57	)(3)	254

TOTAL COSTS AND EXPENSES	164,334	(31,507)		132,827

OPERATING INCOME (LOSS)	37,833	(10,894)		26,939
OTHER INCOME AND EXPENSES
Interest expense	(52,803)	3,881	(4)	(48,922)
Capitalized interest	23,369	(990	)(5)	22,379
Other income (expense), net	46,450	—		46,450

INCOME (LOSS) BEFORE INCOME TAXES	54,849	(8,003)		46,846
INCOME TAX (EXPENSE) BENEFIT	(18,220)	2,801	(6)	(15,419)

NET INCOME (LOSS)	$36,629	$(5,202)		$31,427

NET INCOME (LOSS) PER COMMON SHARE
BASIC	$0.94			$0.80

DILUTED	$0.92			$0.79

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	39,077			39,077
DILUTED	39,668			39,668

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

CARRIZO OIL & GAS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

On April 30, 2012, Carrizo Oil & Gas, Inc. (the “Company”), along with certain of its wholly-owned subsidiaries, completed its sale, effective January 1, 2012, of a portion of its properties in the Barnett Shale (the “Divested Properties”) to a subsidiary of Atlas Resource Partners, L.P. for approximately $187 million in cash, subject to final post-closing adjustments. The following unaudited pro forma financial information is presented to illustrate the effect of the Company’s disposition of these properties on its historical financial position and operating results. The unaudited pro forma balance sheet as of December 31, 2011 is based on the historical statements of the Company as of December 31, 2011 after giving effect to the transaction as if the disposition had occurred on December 31, 2011. The unaudited pro forma statement of operations for the year ended December 31, 2011 is based on the historical financial statements of the Company after giving effect to the transaction as if the disposition had occurred on January 1, 2011. The unaudited pro forma financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto contained in the Company’s 2011 Annual Report on Form 10-K, filed on February 29, 2012.

The preparation of the unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the transaction occurred on the respective date assumed, nor is it necessarily indicative of the Company’s future operating results. However, the pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that the Company’s management believes to be reasonable.

2. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

The unaudited pro forma condensed consolidated balance sheet at December 31, 2011 reflects the following pro forma adjustments:

(1)	Reflect the use of a portion of the net proceeds to repay the amounts outstanding under the Company’s U.S. senior secured revolving credit facility with the remaining proceeds invested in cash and cash equivalents.

(2)	Reflect the net proceeds as a reduction of Property and Equipment, net.

(3)	Eliminate the deferred income taxes associated with the Divested Properties.

(4)	Eliminate the asset retirement obligations of the Divested Properties.

3. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2011 reflects the following pro forma adjustments:

(1)	Eliminate the revenues and direct operating expenses of the Divested Properties.

(2)	Reflect the reduction in depreciation, depletion and amortization resulting from the application of the net proceeds as a reduction of Property and Equipment, net.

(3)	Eliminate the accretion expense related to asset retirement obligations of the Divested Properties.

(4)	Reduce interest expense resulting from the application of a portion of the net proceeds as a reduction of the amounts outstanding under the Company’s U.S. senior secured revolving credit facility.

(5)	Reduce capitalized interest resulting from the reduction in unproved property costs associated with the Divested Properties.

(6)	Record income tax benefit of the pro forma adjustments using the U.S. federal statutory rate of 35%.